AMENDMENT NO. 2 TO MERGER AGREEMENT AND PLAN OF REORGANIZATION

This Second Amendment to Merger Agreement and Plan of Reorganization (the “Second Amendment”), is made as of the 11th day of February, 2013 (the “Effective Date”), by and between Immune Pharmaceuticals Ltd. (“Immune”), EpiCept Corporation and EpiCept Israel Ltd., an Israeli company (together, “EpiCept”). Immune and Epicept shall hereinafter sometimes be referred to collectively as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the respective definitions ascribed to them in the Merger Agreement and Plan of Reorganization dated November 7, 2012, as amended by the Amendment to Merger Agreement and Plan of Reorganization dated November 27, 2012 (the “First Amendment” and together, the “Merger Agreement”).

WHEREAS,	The Parties have entered into the Merger Agreement; and
WHEREAS,	The Parties have entered into the First Amendment allowing Immune to raise funds through the Private Placement; and
WHEREAS,
The Parties agree that it may be desirable, from time to time prior to the Closing, for Immune to use a portion of any proceeds it receives from a Private Placement to purchase from EpiCept shares of
Parent Common Stock (a “Pre-Merger Investment”); and

WHEREAS,	The Parties desire to establish the price of shares of Parent Common Stock to be purchased by Immune from Epicept with a portion of any proceeds it receives from a Private Placement; and
WHEREAS,
The Parties agree that the Exchange Ratio, as provided in Section
2.5(b) of the Merger Agreement and modified with the execution of this Second Amendment, values EpiCept and Immune at approximately
$14 million and $61 million, respectively, for an assumed combined company valuation of approximately $75 million; and

WHEREAS,	The Parties desire to provide in the Merger Agreement for an adjustment of the Exchange Ratio to reflect any Pre-Merger Investment; and
WHEREAS,
The Parties also desire to modify the definitions of “Parent’s
Specified Liabilities” and “Company Financial Statements”, as well as the date that the Company Financial Statements shall be provided to Parent and to make certain other changes to the Merger Agreement, as further set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1. EpiCept and Immune have agreed to add a new Section 2.5(b)(A) to the Merger Agreement, providing for the adjustment of the Exchange Ratio in the event of future Pre-Merger Investments, as follows:

“(A) Notwithstanding the provisions of Section 2.5(b) above, in addition to the Adjustment referred to therein, the number of Merger Shares will be further increased as set forth below in this Section 2.5(b)(A) if, at any time and from time to time prior to the Merger Effective Time, Company shall use any proceeds it receives from a Private Placement to purchase from Parent             shares of Parent Common Stock, which Parent agrees it is willing to sell to the Company at a purchase price of $0.13 per share (a “Pre-Merger Investment”). Any shares of Parent Company Stock issued to Immune in consideration for the Pre-Merger Investment will be cancelled at the Merger Effective Time, but the number of Merger Shares shall be adjusted upon Closing such that, for each $100,000 invested by Company in Parent pursuant to a Pre-Merger Investment (up to an aggregate of $500,000), the percentage of the Adjusted Fully Diluted Parent Capitalization that the Merger Shares shall constitute will be increased by an additional 0.7%. The adjustments referred to in this Section 2.5(b)(A) shall be referred to as the “Additional Adjustment”. Any references in this Agreement (other than in Section 2.5(b)) to the Adjustment shall be deemed to include the Additional Adjustment.”

2. The parties will negotiate any further adjustments to the Additional Adjustment that will apply to amounts in excess of $500,000 that the Company invests in Parent. The parties confirm that any amounts loaned to Parent by the Company shall be governed by the provisions of Section 5.22 of the Merger Agreement.

3. The proceeds of a Pre-Merger Investment shall be used to primarily to reduce Parent’s outstanding payables, liabilities, commitments and contingent liabilities and also to cover operating expenses. In the event of a Pre-Merger Investment, the Company shall have the right to closely review and approve Parent’s monthly budget.

4. Notwithstanding Section 3.4 to the Merger Agreement, the period prescribed for the Company to obtain, and provide Parent with copies of, the Additional Consents is extended to March 31, 2013.

5. The term “Parent’s Specified Liabilities” as defined in the Merger Agreement shall be amended by adding the following sentence:

“Notwithstanding the foregoing, Parent’s Specified Liabilities will not include any of Parent’s obligations identified in clauses (i) through (iv) above for which, at the Merger Effective Time, there exist binding agreements between Parent and third parties providing for the agreement of such third parties to accept             shares of Parent Common Stock following the Merger Effective Time in lieu of payment by Parent of such obligations.”

6. Section 3.25(a) of the Merger Agreement is deleted and the following is substituted in lieu thereof:

“(a) The Company has agreed to use its best efforts to deliver to Parent on or before February 28, 2013, copies of the audited balance sheets of the Company and the audited statements of operations, and audited changes in shareholders’ equity and cash flows, through December 31, 2012, required for the proxy statement or Registration Statement on Form S-4 (collectively, the “Company Financial Statements”). The Company Financial Statements (including the related notes) will be prepared in accordance with GAAP during the periods involved, and will present fairly the consolidated financial position of the Company as of the respective dates set forth therein, and the consolidated results of the Company’s operations and its cash flows for the respective periods set forth therein in accordance with GAAP.”

7. The first sentence of Section 5.18(b) of the Merger Agreement shall be amended by replacing the words “January 31, 2013” with the words “February 28, 2013”.

8. Section 10.1(c)(iii) of the Merger Agreement is deleted and replaced with the following:

“If the Company does not deliver to Parent the Company Financial Statements on or before February 28, 2013.”

9. The term “Charter Amendments” as defined in the Merger Agreement shall be changed to “Charter Amendment” and amended by deleting clause (ii) thereof, and all references in the Merger Agreement thereto shall likewise be amended to refer to the “Charter Amendment”.

10. Unless amended hereby, all provisions of the Merger Agreement shall remain in full force and effect.

[The remainder of this page was intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment as of the Effective Date.

EPICEPT CORPORATION

By:
Name: Robert W. Cook
Title: President

EPICEPT ISRAEL LTD.

BY: EPICEPT CORPORATION

By:
Name: Robert W. Cook
Title: President

IMMUNE PHARMACEUTICALS LTD.

By:
Name: Dr. Daniel Gedeon Teper
Title: Chief Executive Officer